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EXHIBIT 14.1

Independent auditors' consent

To the Management Board of
ALTANA Aktiengesellschaft:

We consent to the incorporation by reference in the registration statements (No. 333-99485, No. 333-109074 and No. 333-119240) of ALTANA Aktiengesellschaft on Form S-8 of our report dated March 3, 2003, except for Note 31, which is as of April 10, 2003, with respect to the consolidated balance sheet of ALTANA Aktiengesellschaft as of December 31, 2002, and the related consolidated income statement, statement of changes in shareholders' equity, and statement of cash flow for the year ended December 31, 2002, which report appears in the December 31, 2004 Annual Report on Form 20-F of ALTANA Aktiengesellschaft.

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany
April 7, 2005